Exhibit 99.1

Expion360 Reports Record Revenue for the

Second Quarter of 2022

REDMOND, OR / ACCESSWIRE / August 11, 2022 / Expion360, Inc. (NASDAQ:XPON), which is focused on the design, assembly, manufacturing and sales of lithium-ion phosphate batteries and supporting accessories for recreational vehicles and marine applications, reported results for the second quarter ended June 30, 2022. All comparisons are to the same year-ago period unless otherwise noted.

Q2 2022 Financial Highlights

·	Revenue increased 122% to a record $2.2 million due to the company’s expanded product offerings and increased distribution network.
·	Gross profit increased 88% to $706,000.
·	Total assets increased to $19.9 million, including a cash balance of $10.4 million, mostly due to the April 1, 2022 initial public offering (IPO).
·	Total liabilities were $5.6 million, a result of paying down debt with proceeds from the IPO.
·	Net loss increased to $4.1 million from $130,000. The overwhelming majority (approximately $3.1 million) of the loss was due to non-cash events (stock-based compensation, amortization of debt discount and interest expense) and other one-time costs associated with the recent IPO.

First Half 2022 Financial Highlights

·	Revenue increased 132% to a record $4.4 million, approximately equaling full year 2021 revenue.
·	Gross profit increased 141% to $1.6 million, primarily due to the introduction of six new battery lines.

Q2 2022 Operational Highlights

·	Expanded customer base and partnership relationships.
·	Expanded reseller setwork to include individual distributors of one of the largest battery marketers in the United States. The network includes over 200 distribution centers.
·	Introduced new Lithium Power Bundle, available at Camping World.
·	Strengthened company's global supply chain.
·	Completed IPO of common stock.

Management Commentary

"Our premium battery brand is considered a top choice for higher energy density, dependability, longevity and safety," commented John Yozamp, CEO of Expion360. “They provide the ability to power anything, anywhere. During Q2, we continued to build the foundation to become a large player in the lithium battery industry. By building on our advantages of superior capacity to lead-acid competitors and the flexibility of our products allowing the battery to be used for various applications seamlessly, we continued to deliver strong sales growth. We have significantly strengthened our distribution channels and expanded our customer base of dealers, wholesalers and OEMs over the past year.

“Our Q2 losses are not indicative of future trends as we had many one-time costs associated with our IPO. As we grow, we expect to drive efficiencies and economies of scale that should improve margins further. We will be able to leverage our strong balance sheet and cash position to increase inventory and meet future requirements. As our brand continues to expand nationwide, we will introduce new battery applications for several large and growing markets. We are on track to meet or exceed our 2022 goals and are setting the stage for major expansion in the coming months as demand for our products continues to accelerate.”

Capital Structure Summary

The company’s outstanding common stock structure as of June 30, 2022 totaled 6,802,464 shares. There are 858,436 warrants and 859,500 options issued which brings the fully diluted shares, warrants and options to 8,520,400. The public float is approximately 2,466,750 shares.

For additional information, please visit the company’s full earnings report.

About Expion360

Expion360 is an industry leader of premium lithium batteries and accessories for recreational vehicles and the marine industry, with planned expansion into residential and industrial applications. The company sources, assembles and white-labels components and finished products. Its 360 (12V/360Ah) is 3.5x the capacity of an average RV battery and is unique in form factor. Founded in 2016 by the company's CEO, John Yozamp, Expion360 designs and engineers its batteries out of its headquarters in Redmond, Oregon. To learn more about the company, visit expion360.com.

Forward-Looking Statements and Safe Harbor Notice

All statements other than statements of historical facts included in this press release are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include our expectations and those statements that use forward-looking words such as "projected," "expect," "possibility" and "anticipate." The achievement or success of the matters covered by such forward-looking statements involve significant risks, uncertainties and assumptions. Actual results could differ materially from current projections or implied results. Investors should read the risk factors set forth in the Company's Prospectus filed with the SEC on April 4, 2022, previous filings, subsequent filings and future periodic reports filed with the SEC. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

The Company cautions that statements and assumptions made in this news release constitute forward-looking statements and make no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. The information set forth herein speaks only as of the date hereof. The Company and its management undertake no obligation to revise these statements following the date of this news release.

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